UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2009

THESTREET.COM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Eric Ashman resigned as the Company’s Chief Financial Officer, effective May 8, 2009.  Effective the same day, Richard Broitman, the Company’s Vice President of Finance, was appointed to the interim position of the Company’s Acting Chief Accounting Officer.

Upon his resignation, Mr. Ashman entered into an agreement with the Company containing certain separation, severance and release provisions, including the continuation of certain non-competition, confidentiality and intellectual property provisions of his prior employment agreement, and providing for the payment to him of $100,000. In accordance with applicable law, Mr. Ashman may revoke the agreement during the seven days following his execution thereof.

In connection with his service as Acting Chief Accounting Officer, in addition to his current annual salary of $180,000, the Company and Mr. Broitman have entered into a letter agreement providing that as compensation for such service Mr. Broitman will be paid a discretionary bonus of at least $20,000, provided certain performance standards are achieved.

Mr. Broitman, who is 56, joined the Company as its Controller in July 2000 and was appointed Vice President of Finance in October 2007.  Before joining the Company, Mr. Broitman was Controller of Individual Investor Group, an online and print media company, was Director of International Royalties for Bertelsmann Music Group and worked in an audit capacity for both Deloitte Touche Tohmatsu (formerly Touche Ross & Co.) and CBS Corporation.

Item 9.01Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description
10.1	Agreement with Eric Ashman dated May 8, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

May 13, 2009	By:	/s/ TERESA SANTOS
Teresa Santos
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement with Eric Ashman dated May 8, 2009